Exhibit 99.2

THOMSON REUTERS FINAL TRANSCRIPT Q2 2019 Select Energy Services Inc Earnings Call EVENT DATE/TIME: AUGUST 07, 2019 / 2:00PM GMT

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

CORPORATE PARTICIPANTS

Chris George Select Energy Services, Inc. - VP of IR & Treasurer

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Nicholas L. Swyka Select Energy Services, Inc. - CFO & Senior VP

CONFERENCE CALL PARTICIPANTS

Ian MacPherson Simmons & Company International, Research Division - MD & Senior Research Analyst of Oil Service

Kurt Kevin Hallead RBC Capital Markets, LLC, Research Division - Co-Head of Global Energy Research and Analyst

Scott McCrery Seaport Global Securities LLC, Research Division - Equity Associate Analyst

Sean Christopher Meakim JP Morgan Chase & Co, Research Division - Senior Equity Research Analyst

Thomas Allen Moll Stephens Inc., Research Division - Research Analyst

Thomas Patrick Curran B. Riley FBR, Inc., Research Division - Senior VP & Equity Analyst

PRESENTATION

Operator

Greetings. Welcome to Select Energy Services second quarter earnings conference call. (Operator Instructions) As a reminder, this conference is being recorded.

It's now my pleasure to introduce your host, Chris George, Vice President, Investor Relations and Treasurer. Thank you. Mr. George, you may begin.

Chris George Select Energy Services, Inc. - VP of IR & Treasurer

Thank you, operator, and good morning, everyone. We appreciate you joining us for the Select Energy Services Conference Call and Webcast to review our 2019 Second Quarter Results. With me today are John Schmitz, our Executive Chairman; Holli Ladhani, our President and Chief Executive Officer; and Nick Swyka, Senior Vice President and Chief Financial Officer.

Before I turn the call over, I have a few housekeeping items to cover. A replay of today's call will be available by webcast and accessible from our website at selectenergyservices.com. There will also be a recorded telephonic replay available until August 21, 2019. The access information for this replay was also included in yesterday's earnings release. Please note that the information reported on this call speaks only as of today, August 7, 2019, and therefore, time-sensitive information may no longer be accurate as of the time of the replay or transcript reading.

In addition, the comments made by management during this conference call may contain forward-looking statements within the meaning of the United States federal securities laws. These forward-looking statements reflect the current views of Select's management. However, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in the statements made by management.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

The listener is encouraged to read our annual report on Form 10-K for the year ended December 31, 2018, our subsequent quarterly reports on Form 10-Q and our current reports on Form 8-K to understand those risks, uncertainties and contingencies. Also, please refer to our second quarter earnings announcement released yesterday for reconciliations of non-GAAP financial measures.

And now I would like to turn the call over to our President and CEO, Holli Ladhani.

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Thanks, Chris. Good morning, everyone, and thank you for joining us today. The second quarter certainly had its macro challenges, with WTI prices swinging from the high $60s to the low $60s during the quarter as well as uncertainty around geopolitical and economic tension. This sort of volatility clearly presents challenges for our customers and ourselves.

And looking at activity levels for the quarter, continued operational efficiencies are allowing customers to drill and complete more wells with the same or less equipment. Early third-party indications point to modestly flat to increasing completions activity, though our own internal frac fleet tracking data indicates a modest sequential reduction in the number of active fleets alongside the 6% decline in rig count through the quarter. Our customers remain focused on prioritizing cash flow and are committed to living within their capital budgets. While operational efficiencies are decreasing certain costs for our customers, they continue to focus heavily on return on assets, with pricing concessions and service companies being a component of that.

The broader service space began experiencing lease pricing pressures in the back half of last year, which continued into the first quarter of this year. While we haven't experienced much in the way of pricing pressures over that time frame, we did begin to see our first meaningful impact during the second quarter, primarily in our Water Services segment. We believe we'll continue to receive a premium for our services, but we weren't able to stave off the general negative pricing trends that's been accumulating since the third quarter of last year.

Additionally, there were some unusual competitive dynamics in certain areas that also impacted our revenue during the quarter. For example, in the MidCon, which makes up approximately 15% of our Water Services revenue, rig count declined 20% in Q2, and completions activity slowed meaningfully. Another part of this was driven by activity pauses during the quarter, following some of the recent major E&P consolidation in the region. This rapid downward market pressure led to some drastic pricing behavior from a number of financially distressed local competitors, and we elected to forgo participating in a number of recent bid processes for smaller operators rather than pursue value-destructed tenders. We see many of these smaller competitors struggle to provide the quality of service or scale necessary to compete in the current market environment, and a number of transfer and flowback providers and have recently exited the basin or shut down operations entirely.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

In response to some of this market behavior, we actually had a major operator in the basin proactively request a 1-year agreement with us for water transfer services to ensure that they would have Select's team and technology supporting them over the next year as quality supply gets tighter.

Given the recent pricing pressures in general, and the likely activity declines in the fourth quarter, we've been prioritizing contract duration and have had some success recently negotiating over a dozen longer-term service agreements with the term of at least 1 year. Avoiding downtime between completions as well as periods of uncertain utilization allows us to make a more competitive offer to the customer that creates value for both sides.

Additionally, we're having continued success and are experiencing clear market demand for our differentiated automated technology solutions, which provides operational efficiencies to both us and our customer.

While the recent pricing headwinds resulted in sequential declines in revenue, I was pleased with the team's ability to continue to improve our operational efficiency and aggressively manage our costs. This allowed us to continue to generate meaningful free cash flow during the second quarter and to improve our adjusted EBITDA margin over the first quarter. We'll continue to stay laser-focused on adjusting our cost structure in real time to match margin -- market activity levels.

Shifting gears to cash flow. We're confident we'll continue to generate free cash flow over the second half of the year and reiterate our target of unallocated free cash flow for 2019 of $65 million to $80 million, prior to any divesture proceeds. After considering these sales proceeds, this range is $95 million to $110 million.

While we value our strong debt-free balance sheet and the flexibility it provides, we continue to actively evaluate incremental investment opportunities. Executing long-lived infrastructure investments and highly productive core areas remains a compelling opportunity for us, and one where we hope to be active in the coming quarters. With the potential uncertainty around the back half of the year and some of the pricing challenges we're seeing, we had reevaluated the likely near-term returns of uncertain shorter cycle Water Services investments, leading us to lower annual CapEx forecast to $120 million to $140 million, from our previous $140 million to $160 million range.

And finally, while it's been a top seller's market for traditional services companies, I'm also pleased that we were able to wrap up the divestiture of our non-core Wellsite Services operations during the quarter. We received approximately $14 million of additional proceeds during the second quarter, resulting in total year-to-date proceeds of just over $30 million, which is subject to customary post-closing adjustments. These sales proceeds contributed to the paydown of the remaining outstanding balance of our ABL facility, which stands undrawn at the end of the quarter. We don't expect any further material divestitures in the near term and look forward to continue to create value with our remaining water and chemical businesses.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

Looking ahead, we do see continued headwinds facing the sector in the second half of the year, as operators likely look to reduce activity levels to stay in line with their remaining budgets. As such, we expect our performance in the third quarter to look much like the second quarter overall. However, as we get to the fourth quarter, we're preparing for more significant impacts as we expect operations to slow due to seasonal factors, such as budget exhaustion and holidays. That said, we continue to feel good about our leading position in the marketplace and believe that with our pristine balance sheet, we're well positioned to manage through the current market environment and take advantage of opportunities recent market dislocations will ultimately generate.

With that, I'll hand it over to Nick to walk through our second quarter financial performance in more detail.

Nicholas L. Swyka Select Energy Services, Inc. - CFO & Senior VP

Thank you, Holli, and good morning, everyone. Our free cash flow generation of $20 million in the second quarter pre-divestitures, or $34 million including divestitures, enabled us to repay the entirety of our remaining credit facility balance and exit the quarter with a solid $24 million net cash position. Our debt paydowns have totaled $45 million year-to-date and $80 million over the trailing 12 months. Our fortified balance sheet provides us with unmatched flexibility and optionality as we evaluate new investments, especially those pertaining to infrastructure development as well as potential returns to shareholders.

In addition to retiring our debt and building cash, we funded $18 million of net CapEx during the quarter, about $9 million of which was tied to the Northern Delaware fixed infrastructure project with no associated revenue during the quarter. Our expectations of a $40 million budget for this project with a fourth quarter start date remained unchanged.

While we believe current oil prices provide our customers with an attractive return on their investment, there's no question that they're exercising capital discipline. Given this, we regularly reevaluate every line item in our CapEx plan and adjust accordingly when conditions change. With price pressures in certain areas of our business, we'll be delaying or forgoing orders for some equipment for which we had initially budgeted until return profiles are justified.

Lowering our CapEx targets to $120 million to $140 million for the year enables us to still make our large infrastructure investments, comprehensively maintain our asset base and continue investing in automation and other margin-enhancing and targeted growth efforts in our Water Services business, all while hitting our existing cash flow targets.

Moving to our quarterly results. Revenue for the quarter declined by $39 million or $24 million after adjusting for the impact of the sale of non-core operations. However, taking decisive action to protect and grow our margin is fundamental to our business strategy regardless of what part of the market cycle we're in. While this revenue total did not meet our expectations, we quickly and aggressively manage our costs and, when combined with the continued benefits of our recent investments in technology, we were able to improve our adjusted EBITDA margins by 1.2 percentage points quarter-over-quarter. In line with this revenue reduction, we also reduced our cost of sales by 10%, and SG&A by 16%, much of which, again, was favorably affected by the divestitures, in addition to our cost control efforts.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

Total revenue for the quarter of $324 million includes $7.2 million from businesses divested during the quarter, and we don't expect that revenue to recur in any material fashion. The sales processes also led to a number of noncash and nonrecurring charges, totaling $8.3 million during the second quarter, which comprise the majority of our EBITDA addbacks this quarter. We do not currently expect those charges to repeat next quarter.

As I move on to discussing our segment results, I'd note that we have posted a presentation to the IR section of our website, also containing a detailed table of our 2018 quarterly results realigned with our new segments, which you might find helpful given the recent resegmentation. Though completions activity appears to have modestly increased quarter-over-quarter, frac efficiency and pricing trends proved to be a stronger headwind. Water Services revenues decreased 8% sequentially to $202 million in the second quarter from $221 million in the first quarter. Segment generated gross profit before depreciation and amortization at $47 million in the second quarter compared to $57 million in the first quarter, reflecting a decline on the segment gross margin from 26% to 23%. Given the pricing pressures Holli discussed, the current competitive environment should stay vigorous through the second half of the year, with margins unlikely to improve.

The Water Infrastructure segment posted revenues of $51 million for the second quarter, declining from $54 million in the first. Gross profit before D&A, however, increased from $12 million to $13 million quarter-on-quarter, due to the absence of some Q1 seasonal costs along with our focused cost management efforts. Gross margin of 26% for the quarter, while a meaningful improvement from Q1, remains a little below the high-20% we're targeting, as several planned pipeline volume sales of our high-margin Bakken pipelines were deferred into the third quarter. However, we forecast margins closer to 30% following the startup of the New Mexico Pipeline system heading into 2020.

While revenues for Oilfield Chemicals segment also modestly declined from $67 million to $63 million, the segment generated additional gross profit before D&A of $2 million during the first quarter for a total of $9 million. The 3 percentage point margin improvement to 14% was driven by continued optimization of our Midland and basin production facility, leading to lower freight cost and continued expansion of our proprietary friction reducer product lines. We believe we can maintain margins in the low- to mid-teens in the second half.

Corporate and Other segments, which don't anticipate, will continue to generate significant revenue beyond the second quarter, produced revenue of $7 million, down from $22 million in Q1 and contributed slightly negative gross profit before D&A versus $1 million of positive contribution in Q1. The variance is attributable to the impact of divestments.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

As previously noted, we've paid down the outstanding balance of our ABL and wrote a net cash position of $24 million at June 30, with an expectation that we'll generate additional free cash flow in the second half of the year. Over the next few quarters, as we consider our options with the unallocated cash flow, we will continue to focus on higher returns, long-lived investments that we are uniquely prepared to exploit as our highest and best use of capital, and we'll build some level of cash on the balance sheet in the short term to accumulate dry powder for these opportunities. We are continuing to evaluate a number of investment alternatives and look forward to sharing more details on future calls.

We'll also be evaluating additional returns to shareholders given that further debt reductions are no longer a priority, and we have effectively prefunded the capital required to complete the previously announced New Mexico infrastructure project. Our philosophy in that regard remains the same, that we will prioritize returns to shareholders out of cash flow versus borrowing.

With that, I'll hand it back to Holli for some concluding remarks.

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Thanks, Nick. To wrap up, Select sits here today with a stronger balance sheet than it's ever had. With the free cash flow we expect to generate and our debt-free balance sheet, we expect our financial strength and flexibility to only improve in the coming months, which is important given the volatility that we expect in the market in the coming quarters. Our balance sheet's a real asset and will provide us the flexibility to consider value-enhancing investment options while others are on the sidelines.

This company was built over the last 10-plus years with the dedication to disciplined growth and always with our customers in mind, which leads us to innovate and provide solutions for our customers. Our discipline will ensure we deliver accretive transactions, but only when the timing is right, positioning us to deliver consistent long-term shareholder value. So while we can't control market sentiment and behavior, we'll remain focused on the things we can control: costs, customer service, capital discipline and maintaining a strong balance sheet.

With that, I'll turn it back over to the operator, and we'll take your questions. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question is from Kurt Hallead with RBC Capital Markets.

Kurt Kevin Hallead RBC Capital Markets, LLC, Research Division - Co-Head of Global Energy Research and Analyst

I appreciate the color and commentary and the update on your perspectives on the market dynamics at play. As we look forward, I know you provided the guidance there around the third quarter kind of being flat with second quarter, and the expectation that the fourth quarter is kind of planning for, the prospect of the fourth quarter is going to drop relative to the third. When we look at the individual pieces of the business, I guess, I was just trying to calibrate in this context, it would seem to me that the Infrastructure and Chemicals business will probably continue to have some perspective kind of growth dynamics on revenue. So your swing factor, as you head into the fourth quarter of the year, looks like it's probably going to be on the Water Services front. Can you help me calibrate that and calibrate your thoughts with us? That would be great.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Yes, Kurt, I think you actually summarized it well. As we step back and we think about our customer base, the operators being 55% of the way through their capital budgets for the year, we certainly don't expect them to increase those budgets. And given that we view Q3 as being fairly flat to Q2 activity-wise, that does leave us a soft Q4. And so that's at least how we're going to plan for the business. But it does differ by segment, starting with infrastructure, to your point. We had -- our revenues were down in Q2 because of some of the activity levels, the utilization of the Bakken pipeline system, which we're already seeing the recovery in that here in Q3. Actually, July was one of the highest months we've had this year. So we feel good about infrastructure and the momentum there, and you saw, we increased our margins in that business, so pricing is more stable. A similar story, of course, with chemicals, and stable pricing and solid margins with the revenue, I think, opportunities there being similar to just the general market outlook.

And then there's Water Services, where we'll have our -- probably our most significant challenges, which is always difficult to manage in these volatile the markets, but one of the things that we're laser-focused on is going to be around managing the cost structure, staying ahead of those changes, and given that we have such a high portion of our cost structure is variable, that positions us pretty well to be able to manage that.

And the other thing that we've been working on, while it doesn't completely eliminate the exposure by any means, though we had some good success in entering into some longer-term arrangements with our customers who lock in work. So we're certainly going to be very disciplined and focused on operations and execution, but we also think that there are a few other things out there that will help us in what's going to be a fairly tough back half of the year.

Kurt Kevin Hallead RBC Capital Markets, LLC, Research Division - Co-Head of Global Energy Research and Analyst

Great, I appreciate that. And in your prepared commentary, you referenced having some discussion for kind of 1-year type contracts with the customer base. Kind of -- the commentary you had about pricing pressure was generally under the end impression that given your size and scale and oil companies desiring to work with companies with your service quality and everything else, that pricing was less of an issue, potentially, in that Water Services business. But can you kind of help us kind of connect the dots here? So you had some pricing pressure, but then you talked about signing some longer-term contracts. And I might not have picked up on some of the nuance there. Can help me out on that?

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Sure. Yes, and one thing I'd note is that the pricing pressure on the space started third quarter of last year and hit people pretty hard in Q4 and Q1. And we're worried we're going back, and Kurt, I think that is because of the technology we bring to bear, the quality of the service we provide and the types of customers that we work with. But Q2, obviously, proved that we aren't completely immune to it. Those forces did eventually catch up with us. But as you might imagine, some of these larger customers that want to ensure that they have access to the quality of the service that a company like Select can provide, they're interested in entering into some of these longer-term arrangements. What we're starting to see in the competitive landscape is that, it's not large numbers by any means, but it's a handful here and there of water transfer companies, of well testing companies that have gotten to a point of distress that they're pulling out of market. And our customers see that and they want to ensure that they have the right support, going forward, and that has enabled us to have some of these conversations. And as I mentioned in the prepared remarks, when we can plan ahead, looking out a year with our customers, it allows us to be a lot more efficient. So even though we were able to maybe provide them a better price, our margins can be very similar just because we're managing our cost structure better. So it really can be one of those win-win situations.

Operator

Our next question is from Tom Curran with B. Riley FBR.

Thomas Patrick Curran B. Riley FBR, Inc., Research Division - Senior VP & Equity Analyst

Holli, for Water Services, how much has pricing declined from its 2018 peak, whether you want to look at it on a weighted-average basis for whatever quarter peaked in to 2Q, or from the monthly high to the current month, however you want to define it? And then how does that pricing drop for ongoing pressures in the Permian compared to the rest of the basins you operate in?

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Sure. So we don't have -- I'll say something specific and technical that I can give a spreadsheet, but I would tell you, on pricing, we're probably high single digits of a pricing reduction since the peak. And one thing that we'll have to keep in mind is that, that's sort of Q2, to say, Q3-ish of last year pricing environment, Q2, Q3 of last year. And one thing is that the pricing degradation for us was building up over the quarter of Q2. So we'll have a bit more flow-through when you get a full quarter of that in Water Services in Q3, but that's where we have line of sight to some cost initiatives that are going to hopefully help us protect or defend those margins.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

So we still think low-20s for this year is going to be the right margin expectation for Water Services. We still think, long term, high-20s is where that business should and will get to. But the other aspect is, from a basin perspective, interestingly enough, the Permian one is absolutely competitive. It's not necessarily the most competitive, and that was one of the other points I wanted to highlight and mentioned briefly in the prepared remarks. You look at a region like the MidCon where you had some of your large operators and merger negotiations, discussions, that created some pauses and their cadence of completions. And then you've had other issues with some of your smaller private or public operators in that region. And so you saw completion activities decline more quickly there than other regions, and so we actually saw more pricing impact and again, chose to not participate in some of those tenders just because we felt like we would not actually be able to generate returns on our equipment and putting it to use there, so we passed on that, which is one of the things that impacted our revenue, is that pricing, not only kind of the pricing impact reduced the margin that you own, but just outright revenue when you pass on jobs like that.

But I would say, the MidCon was the most competitive. As we look forward, I think in other regions that we'll have -- may behave slightly differently is going to be the Northeast, that gassier region, as we go through the back half of the year, I suspect it'll become more and more competitive as well.

Thomas Patrick Curran B. Riley FBR, Inc., Research Division - Senior VP & Equity Analyst

That's helpful. And then sticking with Water Services, just a 2-part question. First, when it comes to the technology investments and efficiency initiatives, you've been implementing to structurally improved profitability there. How many remaining basis points of margin expansion might you be able to realize? And are you counting on that remaining increase to counteract whatever further pricing degradation you might experience over the second half? And then specifically for water transfer, how high a percentage of your revenue for the transfer might we end up seeing these 1-year contracts ultimately account for?

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Yes. We'll have to get back to you on that second one, Tom. We haven't actually targeted a specific percentage that we'd like to get there, but it's probably that time that we need to start thinking through that. As you know, there are pros and cons because you don't want to have too much locked up under pricing that's at a point in the cycle that's relatively low. So we're going to want to leave a fair amount of stock out there. But I haven't done the math of where we are. But I would tell you that we would expect to continue to add to some of those. As we think about our ability to protect our margin through our investments, there's a near-term impact and there's a long-term impact, right? And as you think to the longer term, to hit that high-20s margin, gross margin for this business, that will take the investments in the technology. So we think that again, high-20s is the long-term expectation. I think here in the near term, protecting the margin and defending what we have is really what's on our plate. And technology will absolutely be a part of that.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

Operator

(Operator Instructions) Our next question is from Tommy Moll with Stephens Inc.

Thomas Allen Moll Stephens Inc., Research Division - Research Analyst

I wanted to start on infrastructure, where it sounds like the investment pipeline is still fairly robust. One of the things you called out in the release was the potential for acquisitions. And I wondered if you could comment there? Should we interpret that more as acquisitions of assets versus, say, operating companies or cash flows? Or is this more signaling the potential for consolidation of various players in the market?

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Sure. If we think about the larger consolidation question, I feel like our scale and scope that we have today, the basins that we touch, the services that we offer, the customers that we serve, large-scale consolidation, it may not be the best path forward for us. So we're more focused on tuck-ins and acquisitions that will add a technology or advance us in some way that helps to continue to differentiate our services. And so I don't want to overstate. We're always in the market. We're always looking for these things. I just think that -- and markets like this, the dislocation that gets created creates opportunities. And so we'll certainly continue to be active and looking. And if we find the right value-enhancing proposition and it's an accretive transaction and it's the right time, the good news is we'll be in a position to actually execute on it. But that -- so that includes our services business. It's also in the infrastructure side, that's really -- we also feel like more of an organic approach today. We could find that there's some small single-operator systems that could be acquisition targets where those assets are worth more in our hands than someone else's.

Thomas Allen Moll Stephens Inc., Research Division - Research Analyst

Makes sense. And as a follow-up, I wanted to talk about margins for Chemicals. It looks like the benefits of your new facility are hitting the model now and should continue too in the next quarter based on the guidance that you gave us. If we think about longer term, is there -- do you think there's more room to run for chemicals margins? Or should we think about 2Q, 3Q as fully realizing the benefit of the investments that you made?

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Yes. If you think about how we improve margins in the Chemicals business, it can go into multiple buckets. One was absolutely around shifting and increasing our manufacturing capacity of our proprietary FRs, friction reducers there in Midland, giving out transportation costs and the efficiency that the team gains there was one big area. And I would say, we're starting to feel like we've captured the majority -- vast majority of that opportunity. But when you look at some of other improvement in the margin that's because there's other initiatives the team has been executing on and finding ways to invest in our complete manufacturing capability, sometimes it's larger vessel size, sometimes it's how you manage your inventory. It's a fairly good list of opportunities that they've been taking away at, and there are more, less to be done on that front. And then sort of the third bucket that I think about in opportunities is just your product mix. And that's another area that the team has had some success, and moving higher volumes of some of our higher-margin product lines.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

So that also continues to be an opportunity, going forward. But I think for the near term, what we're going -- we've had fairly stable pricing and we think that, that will continue to be the landscape for us over the back half of this year. But the way we look at it is low- to mid-teens margins for that business, for the back half of this year is what we're working towards. And I think the longer term, looking to 2020 and beyond, there are probably some opportunities to continue, I'll say, eke that out. You're not going to move it up to 20%, but I think that there's a bit more there that we can continue to deliver on.

Operator

Our next question is from Sean Meakim with JPMorgan.

Sean Christopher Meakim JP Morgan Chase & Co, Research Division - Senior Equity Research Analyst

Holli, on the infrastructure segment, I'm just curious to learn a little bit more about what drove the shortfall in the Bakken? I think some of the perceived value of those assets was the consistency of their contracted volumes, but maybe I was a little bit misplaced. Are you seeing E&Ps manage activity into quarter end? Does that explain maybe the contrast that we saw in the second quarter versus July? And does that leave any risk as you think about exiting 3Q and into 4Q?

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Yes. And just stepping back, when you think about the structure of the contracts up in the Bakken, there are areas of mutual interests. So the way that works on the water side is that there's defined acreage. And if our customer is completing a well in that acreage, then the water is going to be supplied by us, and the price for that water and the delivered cost for that water is already established.

But if the activity moves outside of that AMI, that is where there's no longer a commitment to buy water from us. It doesn't mean that we wouldn't be able to serve. But what generally happens is when the water is within -- the completions activity is within a certain distance of our pipeline, we're going to be the most economic solution anyway. But what we found is there were a few months there that the activity moved away from our pipeline, and that's what caused that reduced utilization there in the second quarter. We're already seeing the activity is back. I think as I mentioned just a little bit ago, July was almost right at -- it was almost tied with our highest month of utilization on the line. So I'd say, back to normal operating conditions. And based on working with our customers and looking at their development programs over the back half of the year, we feel very good about Q3 and line of sight and visibility. And then Q4, as well, should continue to be a normal quarter for us.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

Sean Christopher Meakim JP Morgan Chase & Co, Research Division - Senior Equity Research Analyst

Got it. That's helpful context, I appreciate that. Staying in infrastructure then. You mentioned CapEx tied to the Delaware projects, and so everything's on schedule. But are the costs that you're also incurring through the income statement, that you don't have any associated revenue? I'm just curious because that can maybe suggest that the gap between where you are today versus the expected 30% target once the Delaware comes online may not be as wide as it looks at first glance?

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Yes. There's not a lot of costs right now that's being charged to the P&L. The vast majority of what we're spending there in New Mexico is around the actual capital that's being capitalized. But certainly what we're going to find is that as we bring that facility up and online in the back half of this year, where we already have some spots sales negotiated, it's not going to be at its full efficiency. So we'll have some, I'll say, startup costs associated with that, and we'll expect it to be to its full-blown operating, I'll say, efficiency in 2020. But what we're finding is that, when you look at the margin progression over the course of the year, the first quarter, we had had, more than anything, some seasonal costs as part of our New Mexico system, not this very pipeline but our general infrastructure that we already had in place there that did not occur -- reoccur in Q2, and we don't expect to reoccur. So that was a big part of the margin uplift from Q1 to Q2, and we think that there's some other efficiencies that we'll continue to bring to that particular segment. But even though the New Mexico system won't be, I'll say, firing on all cylinders from an efficiency perspective in Q4, it will still be at a higher margin than some of the other parts of that segment that will help pull the total segment results up to the high -- what we're we'll be expecting to be the high-20s.

Operator

Our next question is from Ian McPherson with Simmons & Co.

Ian MacPherson Simmons & Company International, Research Division - MD & Senior Research Analyst of Oil Service

I'm sorry if my line dropped a minute, so if I missed this, I apologize. I was just looking, thinking about the revenue pressure for Water Services from Q2 into Q3, I guess we're contemplating a modest decline in the completions activity for your fleet tracker. Have we seen most of the pricing hit already in Q2, or we should expect further averaging down of the pricing [glib] that would also result in something I'm contemplating, perhaps 5% to 10% sequential revenue compression for Water Services? Is that a good way to think about it?

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Yes. I think, really, Ian, one of the things that -- we think that activity levels will be relatively flat Q3 relative to Q2. We will have a full quarter of pricing compression in Q3 relative to Q2, so that would, in isolation, have an impact on revenue. But we feel like there's some other areas that we're going to be able to take some market share where we're maybe underrepresented today. And that -- the balance of all that is to -- certainly, our objective is to be able to maintain our revenue in the Water Services business as well.

Ian MacPherson Simmons & Company International, Research Division - MD & Senior Research Analyst of Oil Service

Okay. That's a helpful clarification then. There had been some questions already regarding the volume of these long-term contracts that you referenced, the scale of them. I also wanted to just understand, when we think about near term 23-ish-percent margins, longer-term, aspiring to get back into the high-20s, where would you say the embedded margins for these longer-term contracts are falling within that spectrum?

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

They're probably going to be -- they're different from region to region, service line to service line. But what I would say is that they're going to be supportive of moving us towards that ultimate goal versus pinning us down to where we sit today with current pricing.

Operator

Our next question is from Michael Urban with Seaport Global.

Scott McCrery Seaport Global Securities LLC, Research Division - Equity Associate Analyst

This is Scott McCrery standing in for Mike Urban. Oilfield Chemicals revenue has been fairly steady over the last few quarters in comparison to some of the other ones. As we enter 2020, are there opportunities to increase the top line in this segment? Or is that still more of a margin improvement story?

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

I think it's both, actually. Again, as we just talked to some of the ways you can increase the margin. But on the top line, we're still, from a market share perspective, there's more that we can penetrate. And that's certainly the team's goal and objective. And so not only is the Chemicals business going to be correlated to well completion, we can actually grow that business through taking more market share.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

Scott McCrery Seaport Global Securities LLC, Research Division - Equity Associate Analyst

Okay. Great. And then as a follow-up, just in terms of returning value to shareholders, the company seems to have a pretty stable, or increasingly stable free cash flow profile. When you're looking at returning value to shareholders, how do you look at deciding whether to use a buyback versus a dividend?

Nicholas L. Swyka Select Energy Services, Inc. - CFO & Senior VP

Yes, Scott. So, overall, in the returns of shareholders here, that does become a more elevated priority now that we do have the net cash position. We've retired all our debt. Obviously, we want to err on the side of having more optionality versus an efficient capital structure on any given day. But as far as the mechanism on how we return that value to shareholders, I think we want to stay pretty agnostic and understand what it is our shareholders prefer, and what drives the ultimate value of the stock. I think that in the near term for 2019, I don't believe a dividend likely will be on the table. So we'll probably lean more towards the share buybacks. But as we go into 2020, that's certainly something we'll evaluate and listen to feedback and understand what our infrastructure investment priorities are and what's the best program to fit around that for shareholder returns.

Operator

Thank you. This concludes the Q&A portion of our call. I would like to turn the call back over to Holli for closing comments.

Holli C. Ladhani Select Energy Services, Inc. - President, CEO & Director

Thanks. Just quickly, before we drop off today, I want to leave you with a final couple of thoughts of the things that we're going to be focused on before on we're back on a call with you guys. It's pretty simple. We're going to stay focused on serving our customers, we're going to run a disciplined business, which obviously means managing our costs, and we're ready to focus on continuing to deliver that cash flow, and we'll be judicious in how we allocate it. So thanks for joining us today.

Operator

Ladies and gentlemen, thank you for your participation. This does conclude today's teleconference. You may disconnect your lines and have a wonderful day.

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AUGUST 07, 2019 / 2:00PM GMT, Q2 2019 Select Energy Services Inc Earnings Cal

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